Portillo’s Inc. Announces First Quarter 2024 Financial Results

Chicago, IL— May 7, 2024—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the first quarter ended March 31, 2024.

Michael Osanloo, President and Chief Executive Officer of Portillo’s, said “It’s an exciting time at Portillo’s. We’re proud of how we exited the quarter and will continue to build top-line momentum through disciplined sales-driving initiatives and new unit development. Today we revealed Portillo’s four strategic pillars, which will guide our 2024 goals and serve as the foundation for quality growth. Running world class operations, innovating and amplifying the Portillo’s Experience, building restaurants with industry-leading returns, and taking great care of our teams are the primary drivers of value creation at Portillo’s.”

Financial Highlights for the First Quarter 2024 vs. First Quarter 2023:

•Total revenue increased 6.3% or $9.8 million to $165.8 million;
•Same-restaurant sales* decreased 1.2%;
•Operating income increased $1.6 million to $10.1 million;
•Net income increased $6.6 million to $5.3 million;
•Restaurant-Level Adjusted EBITDA** increased $1.6 million to $36.4 million; and
•Adjusted EBITDA** increased $2.1 million to $21.8 million.

*For the quarter ended March 31, 2024, same-restaurant sales compares the 13 weeks from January 1, 2024 through March 31, 2024 to the 13 weeks from January 2, 2023 through April 2, 2023.
**Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures accompanying this release.

Secondary Offering

In the first quarter of 2024, the Company completed a secondary offering of 8,000,000 shares of the Company's Class A common stock at an offering price of $14.37 per share ("Q1 2024 Secondary Offering"). The net proceeds from this offering were used to purchase LLC Units or shares of Class A common stock, as applicable, of the selling stockholders in a “synthetic secondary” transaction, at a price per LLC Unit or share of Class A common stock. Accordingly, the Company did not receive any proceeds from this offering.

Recent Developments and Trends

In the quarter ended March 31, 2024 total revenue grew 6.3% or $9.8 million. Same-restaurant sales declined 1.2% during the quarter ended March 31, 2024, compared to 9.1% same-restaurant sales growth during the same quarter in 2023.

During the quarter ended March 31, 2024, we opened one new restaurant in Denton, Texas for a total of 85 restaurants, including a restaurant owned by C&O Chicago, L.L.C. ("C&O"), of which Portillo's owns 50% of the equity. The twelve restaurants opened in 2023 and one restaurant opened during the quarter ended March 31, 2024 positively impacted revenues by approximately $14.4 million in the quarter ended March 31, 2024. We opened one restaurant subsequent to March 31, 2024 and plan to open at least seven additional restaurants during the remainder of 2024.

In the quarter ended March 31, 2024, commodity inflation was 4.8%, compared to 8.9% for the quarter ended March 26, 2023. For the quarter ended March 31, 2024, we experienced an increase in labor expenses, as a percentage of revenue, compared to the quarter ended March 26, 2023 primarily due to lower transactions and incremental wage rate increases to support our team members, partially offset by increase in our average check and lower variable-based compensation. We increased certain menu prices by approximately 1.5% during both January of 2024 and at the end of March 2024 to offset inflationary cost pressures. We will continue to monitor cost pressures, the competitive landscape, and consumer sentiment to inform our pricing decisions in the future quarters.

In the quarter ended March 31, 2024, operating income, operating margin, net income, Restaurant-Level Adjusted EBITDA, Adjusted EBITDA and Adjusted EBITDA margin all improved versus the prior year. We believe this improvement was the result of our ongoing efforts to elevate guest experiences, deploy strategic pricing actions, implement operational efficiencies, and grow our restaurant base. Further, we intend to continue focusing our efforts on running world class operations, innovating and amplifying the Portillo's experience, building restaurants with industry-leading returns and taking great care of our teams.

We also launched two new salads to our menu in late March as a result of guest feedback. The Spicy Chicken Chopped Salad and the Chicken Pecan Salad with Bacon are fresh made-to-order salads that joined our menus nationwide alongside other fan-favorite salads, including the Greek Salad, Caesar Salad and our famous original Chopped Salad. Additionally, to promote our new salads we will introduce a new brown paper bag with green stripes for a limited time in May and June. Like our prior bag, the new bag is also 100% recyclable, does not need to be bleached, and is made from fibers certified by the Sustainable Forestry Initiative.

Review of First Quarter 2024 Financial Results

Revenues for the first quarter ended March 31, 2024 were $165.8 million compared to $156.1 million for the first quarter ended March 26, 2023, an increase of $9.8 million or 6.3%. The increase in revenues was primarily attributed to the opening of twelve restaurants in 2023 and one restaurant during the quarter ended March 31, 2024, partially offset by a decrease in our same-restaurant sales. New restaurants positively impacted revenues by approximately $14.4 million in the quarter ended March 31, 2024. Same-restaurant sales decreased 1.2% during the first quarter ended March 31, 2024, which was attributable to a 3.2% decrease in transactions, partially offset by an increase in average check of 2.0%. The higher average check was driven by an approximate 5.1% increase in certain menu prices partially offset by product mix. For the purpose of calculating same-restaurant sales for March 31, 2024, sales for the 69 restaurants that were open for at least 24 full fiscal periods were included in the Comparable Restaurant Base (as defined below).
Total restaurant operating expenses for the first quarter ended March 31, 2024 were $129.5 million compared to $121.2 million for the first quarter ended March 26, 2023, an increase of $8.2 million or 6.8%. The increase in restaurant operating expenses was driven by the opening of twelve restaurants in 2023 and one restaurant during the quarter ended March 31, 2024. Additionally, food, beverage and packaging costs were negatively impacted by a 4.8% increase in commodity prices. Labor expense increases were also driven by incremental investments to support our team members, including annual rate increases, partially offset by lower variable-based compensation. Operating expenses increased due to an increase in cleaning expenses, credit card fees and utilities, partially offset by lower advertising expenses and a decrease in operating supplies.

General and administrative expenses for the first quarter ended March 31, 2024 were $18.5 million compared to $18.8 million for the first quarter ended March 26, 2023, a decrease of $0.2 million or 1.3%. This decrease was primarily driven by lower equity-based compensation and lower variable-based compensation, partially offset by an increase in salaries and wages attributable to annual rate increases, increases in professional fees, and increases to advertising and marketing expenses.

Operating income for the first quarter ended March 31, 2024 was $10.1 million compared to $8.5 million for the first quarter ended March 26, 2023, an increase of $1.6 million due to the aforementioned increase in revenues, partially offset by increases in the aforementioned expenses.

Net income for the first quarter ended March 31, 2024 was $5.3 million compared to a net loss of $1.3 million for the first quarter ended March 26, 2023, an increase of $6.6 million. The increase in net income was primarily due the $3.5 million loss on debt extinguishment in the prior year, an increase in operating income of $1.6 million due to the aforementioned factors, a decrease in interest expense of $0.9 million, increase in income tax benefit of $0.6 million, and an increase in interest income of $0.1 million.

Restaurant-Level Adjusted EBITDA* for the first quarter ended March 31, 2024 was $36.4 million compared to $34.8 million for the quarter ended March 26, 2023, an increase of $1.6 million or 4.5%.

Adjusted EBITDA* for the first quarter ended March 31, 2024 was $21.8 million compared to $19.6 million for the quarter ended March 26, 2023, an increase of $2.1 million or 10.9%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Development Highlights

During the quarter ended March 31, 2024, we opened one restaurant in the Texas market. Subsequent to March 31, 2024, we opened one additional restaurant, bringing our total restaurant count to 86, including a restaurant owned by C&O of which Portillo’s owns 50% of the equity.

Below are the restaurants opened since the beginning of fiscal 2024:

Location	Opening Date	Fiscal Quarter Opened
Denton, Texas	March 2024	Q1 2024
Surprise, Arizona	May 2024	Q2 2024

The following definitions apply to these terms as used in this release:

Change in Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods. For the quarters ended March 31, 2024 and March 26, 2023, there were 69 and 63 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our change in same-restaurant sales allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, unaffected by results of restaurant openings and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume - AUV is the total revenue (excluding gift card breakage) recognized in the Comparable Restaurant Base, including C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures”.

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the first quarter ended March 31, 2024 on Tuesday, May 7, 2024, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 201-493-6780. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13741634. The webcast will be available at www.portillos.com under the investors section and will be archived on the site shortly after the call has concluded.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” Years later, Portillo’s (NASDAQ: PTLO) has grown to more than 80 restaurants across 10 states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks relating to the economy and financial markets, including inflation, fluctuating interest rates, stock market activity, or other factors;
•the impact of unionization activities of our Team Members on our operations and profitability;
•the impact of recent bank failures on the marketplace, including the ability to access credit;
•risks associated with our reliance on certain information technology systems and potential failures or interruptions;
•privacy and cyber security risks related to our digital ordering and payment platforms for our delivery business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, costs or ability to open new restaurants, or sale of food and alcoholic beverage control regulations;
•inability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline;
•the impact of consumer sentiment and other economic factors on our sales;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC’).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Barbara Noverini, CFA
investors@portillos.com

Media Contact:
ICR, Inc.
portillosPR@icrinc.com

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except common share and per common share data)

	Quarter Ended
	March 31, 2024		March 26, 2023
REVENUES, NET	$165,831	100.0%	$156,061	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Food, beverage and packaging costs	56,961	34.3%	53,626	34.4%
Labor	43,302	26.1%	40,459	25.9%
Occupancy	9,340	5.6%	8,451	5.4%
Other operating expenses	19,857	12.0%	18,704	12.0%
Total restaurant operating expenses	129,460	78.1%	121,240	77.7%

General and administrative expenses	18,540	11.2%	18,778	12.0%
Pre-opening expenses	1,423	0.9%	2,344	1.5%
Depreciation and amortization	6,944	4.2%	5,670	3.6%
Net income attributable to equity method investment	(205)	(0.1)%	(207)	(0.1)%
Other income, net	(428)	(0.3)%	(257)	(0.2)%
OPERATING INCOME	10,097	6.1%	8,493	5.4%
Interest expense	6,530	3.9%	7,444	4.8%
Interest income	(79)	—%	—	—%
Tax Receivable Agreement Liability adjustment	(561)	(0.3)%	(584)	(0.4)%
Loss on debt extinguishment	—	—%	3,465	2.2%
INCOME (LOSS) BEFORE INCOME TAXES	4,207	2.5%	(1,832)	(1.2)%
Income tax benefit	(1,137)	(0.7)%	(559)	(0.4)%
NET INCOME (LOSS)	5,344	3.2%	(1,273)	(0.8)%
Net income (loss) attributable to non-controlling interests	782	0.5%	(759)	(0.5)%
NET INCOME (LOSS) ATTRIBUTABLE TO PORTILLO'S INC.	$4,562	2.8%	$(514)	(0.3)%

Income (loss) per common share attributable to Portillo’s Inc.:
Basic	$0.08		$(0.01)
Diluted	$0.08		$(0.01)

Weighted-average common shares outstanding:
Basic	57,437,782		49,599,074
Diluted	60,493,958		49,599,074

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except common share and per common share data)

	March 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$13,184	$10,438
Accounts and tenant improvement receivables	14,447	14,183
Inventory	8,510	8,733
Prepaid expenses	6,246	8,565
Total current assets	42,387	41,919
Property and equipment, net	306,106	295,793
Operating lease assets	194,852	193,825
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	28,189	28,911
Equity method investment	16,641	16,684
Deferred tax assets	203,615	184,701
Other assets	6,877	5,485
Total other assets	873,545	854,004
TOTAL ASSETS	$1,416,890	$1,385,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,323	$33,189
Current portion of long-term debt	7,500	7,500
Short-term debt	32,000	15,000
Current portion of Tax Receivable Agreement liability	7,191	4,428
Current deferred revenue	5,193	7,180
Short-term lease liability	5,773	5,577
Accrued expenses	29,895	32,039
Total current liabilities	116,875	104,913
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	282,239	283,923
Tax Receivable Agreement liability	321,328	295,390
Long-term lease liability	241,433	238,414
Other long-term liabilities	2,670	2,791
Total long-term liabilities	847,670	820,518
Total liabilities	964,545	925,431

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 61,561,592 and 55,502,375 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	615	555
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 11,640,555 and 17,472,926 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	341,750	308,212
Retained earnings	18,174	13,612
Total stockholders' equity attributable to Portillo's Inc.	360,539	322,379
Non-controlling interest	91,806	137,731
Total stockholders' equity	452,345	460,110
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,416,890	$1,385,541

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Quarter Ended
	March 31, 2024	March 26, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,344	$(1,273)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,944	5,670
Amortization of debt issuance costs and discount	190	431
Loss on sales of assets	76	118
Equity-based compensation	2,827	3,537
Deferred income tax benefit	(1,137)	(559)
Tax Receivable Agreement liability adjustment	(561)	(584)
Gift card breakage	(300)	(329)
Loss on debt extinguishment	—	3,465
Changes in operating assets and liabilities:
Accounts receivables	(179)	499
Receivables from related parties	(37)	(101)
Inventory	223	2,128
Other current assets	1,228	(957)
Operating lease asset	2,213	2,081
Accounts payable	(3,500)	(3,160)
Accrued expenses and other liabilities	(3,792)	(4,513)
Operating lease liabilities	(1,025)	(798)
Deferred lease incentives	942	850
Other assets and liabilities	(379)	(19)
NET CASH PROVIDED BY OPERATING ACTIVITIES	9,077	6,486
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(16,939)	(20,216)
Proceeds from the sale of property and equipment	—	26
NET CASH USED IN INVESTING ACTIVITIES	(16,939)	(20,190)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, net	17,000	10,000
Proceeds from long-term debt	—	300,000
Payments of long-term debt	(1,875)	(322,428)
Proceeds from equity offering, net of underwriting discounts	114,960	166,400
Repurchase of outstanding equity / Portillo's OpCo units	(114,960)	(166,400)
Distributions paid to non-controlling interest holders	(838)	—
Proceeds from stock option exercises	632	590
Employee withholding taxes related to net settled equity awards	(12)	(19)
Proceeds from Employee Stock Purchase Plan purchases	130	127
Payments of Tax Receivable Agreement liability	(4,429)	(813)
Payment of deferred financing costs	—	(3,569)
NET CASH PROVIDED (USED) IN FINANCING ACTIVITIES	10,608	(16,112)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	2,746	(29,816)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	10,438	44,427
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$13,184	$14,611

PORTILLO’S INC
KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

	Quarter Ending
	March 31, 2024	March 26, 2023
Total Restaurants (a)	85	75
AUV (in millions) (a)	$9.0	$8.7
Change in same-restaurant sales (b)(c)	(1.2)%	9.1%
Adjusted EBITDA (in thousands) (b)	$21,777	$19,634
Adjusted EBITDA Margin (b)	13.1%	12.6%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$36,371	$34,821
Restaurant-Level Adjusted EBITDA Margin (b)	21.9%	22.3%
(a) Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity. Total restaurants indicated are as of a point in time. AUVs for the quarters ended March 31, 2024 and March 26, 2023 represent AUVs for the twelve months ended March 31, 2024 and March 26, 2023, respectively.
(b) Excludes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity.
(c) For the quarter ended March 31, 2024, same-restaurant sales compares the 13 weeks from January 1, 2024 through March 31, 2024 to the 13 weeks from January 2, 2023 through April 2, 2023.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

We are unable to reconcile the long-term outlook for Adjusted EBITDA to net income (loss), the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended
	March 31, 2024	March 26, 2023
Net income (loss)	$5,344	$(1,273)
Net income (loss) margin	3.2%	(0.8)%
Depreciation and amortization	6,944	5,670
Interest expense	6,530	7,444
Interest income	(79)	—
Loss on debt extinguishment	—	3,465
Income tax benefit	(1,137)	(559)
EBITDA	17,602	14,747
Deferred rent (1)	1,170	1,225
Equity-based compensation	2,827	3,537
ERP implementation costs (2)	125	—
Other income (3)	75	117
Transaction-related fees & expenses (4)	539	592
Tax Receivable Agreement liability adjustment (5)	(561)	(584)
Adjusted EBITDA	$21,777	$19,634
Adjusted EBITDA Margin (6)	13.1%	12.6%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents non-capitalized third-party consulting and software licensing costs incurred in connection with the implementation of a new ERP system.
(3) Represents loss on disposal of property and equipment.
(4) Represents certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees.
(5) Represents the Tax Receivable Agreement liability remeasurement primarily due to activity under equity-based compensation plans.
(6) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended
	March 31, 2024	March 26, 2023
Operating income	$10,097	$8,493
Operating income margin	6.1%	5.4%
Plus:
General and administrative expenses	18,540	18,778
Pre-opening expenses	1,423	2,344
Depreciation and amortization	6,944	5,670
Net income attributable to equity method investment	(205)	(207)
Other income, net	(428)	(257)
Restaurant-Level Adjusted EBITDA	$36,371	$34,821
Restaurant-Level Adjusted EBITDA Margin (1)	21.9%	22.3%
(1) Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net